EXHIBIT 23

CONSENT OF VALUATION FIRM

We hereby consent to the inclusion in this Form 10-Q of references to our valuation report relating to the estimation of fair value of certain auction rate securities held by the Company as of September 30, 2011 and June 30, 2011.

/s/ Houlihan Smith & Company, Inc.
November 2, 2011